Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES RESULTS FOR FIRST QUARTER OF 2022

~ Improved Hedge Position, Higher Pricing and Success of 2022 Drilling Program Drives
Increased Free Cash Flow Generation and Further Pay Down of Debt ~

The Woodlands, TX – May 10, 2022 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the first quarter of 2022. In addition, the Company provided second quarter guidance and reiterated its full year 2022 outlook.

First Quarter 2022 and Recent Highlights

•	Produced sales volumes of 8,870 barrels of oil equivalent per day (“Boe/d”) (85% oil), which was above the high end of Ring’s guidance range of 8,500 to 8,700 Boe/d (85% oil);

•	Reported net income of $7.1 million, or $0.06 per diluted share, compared with net income of $24.1 million, or $0.20 per diluted share, for the fourth quarter of 2021;

•	Posted Adjusted Net Income[1] of $22.3 million, or $0.22 per share, up more than 125% from $9.9 million, or $0.10 per share, in the fourth quarter of 2021;

•	Grew Adjusted EBITDA[1] by 48% to $35.6 million from $24.0 million for the fourth quarter of 2021;

•	Generated Cash Flow from Operations[1] of $32.3 million and Free Cash Flow[1] of $12.6 million – an increase of 57% and 36%, respectively, from the fourth quarter of 2021;

•	Paid down $10.0 million of debt on the Company’s revolving credit facility;

o	Reduced debt to Adjusted trailing 12-month EBITDA (”Leverage”) ratio to 2.8x compared to 3.5x at year end 2021; Leverage ratio was less than 2.0x using annualized first quarter 2022 Adjusted EBITDA;

o	Increased liquidity to $71.4 million – a 16% increase from year end 2021;

•	Drilled six wells (including four in the Central Basin Platform (“CBP”) and two in the Northwest Shelf (“NWS”) in the first quarter and placed on production the four CBP wells;

1 A non-GAAP financial measure; see “Non-GAAP Information” section in this release for more information including reconciliations to the most comparable GAAP measures.

•	Converted four NWS wells from downhole electrical submersible pumps to rod pumps (“CTRs”), thereby reducing costly workovers and long-term operating costs; and

•	Provided guidance for the second quarter and reaffirmed the Company’s full year outlook of 2022.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We were pleased with our overall operating and financial results for the first quarter, which establishes a solid foundation for 2022 and is another clear representation of the merits of our value-focused, proven strategy. Our first quarter sales volumes came in above the high end of our guidance and benefited from placing wells on production sooner than anticipated and the installation of certain field compressors that positively benefited natural gas sales volumes. During the first quarter, we further benefitted from the increased commodity price environment as the majority of our lower priced oil hedges expired at the end of last year and we have no natural gas hedges in place for 2022. Complemented by our continued pursuit of driving further cost efficiencies throughout the business, we generated almost $36 million of Adjusted EBITDA, which was 48% higher than the fourth quarter of 2021. The combination of increased operating cash flow and rigorous capital spending discipline resulted in our 10th consecutive quarter of generating Free Cash Flow. In fact, our almost $13 million of Free Cash Flow in the first quarter of 2022 was more than four times what we reported in the first quarter of 2021. We used this to pay down $10 million of debt during the period, and look forward to further debt reduction as we move through the remainder of 2022.”

Mr. McKinney continued, “We have been encouraged with the results from our one-rig continuous drilling program that was initiated in late January. As in the past, our efforts are focused on our highest risk-adjusted rate of return projects that will allow us to profitably grow our production and reserve levels while maximizing cash flow generation. Complementing our targeted 2022 drilling and completion campaign, during the first quarter we performed four CTRs – all in the NWS – as part of our successful program to reduce costly workovers and long-term operating costs.”

Mr. McKinney concluded, “The first quarter of 2022 marked the beginning of a new chapter for Ring as we moved from a phased drilling program in 2021 that resulted in some unevenness in quarterly production last year, to a continuous drilling program in 2022. We expect this transition will result in meaningful growth in year-over-year production and cash flow generation. I appreciate all of the hard work and dedication of our workforce in executing our development and operational programs, and driving additional efficiencies that directly benefit our financial performance. I also want to thank our investors for their continued support of our efforts and progress building shareholder value.”

Financial Overview: For the first quarter of 2022, the Company reported net income of $7.1 million, or $0.06 per diluted share, which included a $13.5 million before tax non-cash unrealized commodity derivative loss and $1.5 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $22.3 million, or $0.22 per share. In the fourth quarter of 2021, the Company reported net income of $24.1 million, or $0.20 per diluted share, which included a $15.2 million before tax non-cash unrealized commodity derivative gain and $0.9 million in before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, the Company’s Adjusted Net Income was $9.9 million, or $0.10 per share. In the first quarter of 2021, Ring reported a net loss of $19.1 million, or $0.19 per share, which included a $25.7 million before tax non-cash unrealized commodity derivative loss, and $0.4 million in before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the first quarter of 2021 was $7.0 million, or $0.07 per share.

Adjusted EBITDA grew by 48% to $35.6 million for the first quarter of 2022 from $24.0 million in the fourth quarter of 2021, with the increase primarily driven by higher realized pricing. First quarter of 2021 Adjusted EBITDA was $19.0 million.

Free Cash Flow was $12.6 million for the first quarter of 2022, which was a 36% increase from $9.3 million in the fourth quarter of 2021 and more than four times higher than $2.9 million for the first quarter of 2021. Primarily contributing to the increase for the comparative periods was higher realized pricing partially offset by increased capital spending.

Adjusted Net Income, Adjusted EBITDA, Cash Flow from Operations, and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: Sales volumes for the first quarter of 2022 were 8,870 Boe/d (85% oil), or 798,262 Boe, compared to 9,153 Boe/d (85% oil), or 842,110 Boe, for the fourth quarter of 2021, and 7,960 Boe/d (85% oil), or 716,422 Boe, in the first quarter of 2021. First quarter 2022 sales volumes were comprised of 676,215 barrels (“Bbls”) of oil and 732,283 thousand cubic feet (“Mcf”) of natural gas.

For the first quarter of 2022, the Company realized an average sales price of $93.80 per barrel of crude oil (before the impact of hedging) and $6.49 per Mcf for natural gas. The combined average realized sales price for the period was $85.41 per Boe, up 21% from $70.85 per Boe for the fourth quarter of 2021, and 55% higher than $55.14 per Boe in the first quarter of 2021. The average oil price differential the Company experienced from WTI NYMEX spot pricing in the first quarter of 2022 was a negative $0.90 per barrel of crude oil, while the average natural gas price differential from Henry Hub pricing was a positive $1.81 per Mcf.

Revenues were $68.2 million for the first quarter of 2022 compared to $59.7 million for the fourth quarter of 2021 and $39.5 million for the first quarter of 2021. The comparative period increases of 14% and 73%, respectively, were substantially driven by higher realized oil pricing.

Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $9.0 million, or $11.22 per Boe, in the first quarter of 2022 versus $7.7 million, or $9.12 per Boe, in fourth quarter of 2021 and $8.2 million, or $11.48 per Boe, for the first quarter of 2021. Contributing to the increase in LOE for both comparative periods was inflationary cost pressures and a higher than usual amount of workovers performed to return wells to production.

Gathering, Transportation and Processing (“GTP”) Costs: GTP costs, which are associated with natural gas sales, were $1.62 per Boe in the first quarter of 2022 versus $1.72 per Boe in the fourth quarter of 2021 and $1.31 per Boe in the first quarter of 2021. The increase in GTP costs year-over-year was due to processing higher natural gas sales volumes for the Company’s NWS assets.

Ad Valorem Taxes: Ad valorem taxes were $1.19 per Boe for the first quarter of 2022 compared to $0.16 per Boe in the fourth quarter of 2021 and $1.03 per Boe for the first quarter of 2021. The sequential quarterly increase was due to adjustments recorded in the fourth quarter of 2021 to reflect lower assessed property values compared to estimates in 2021.

Production Taxes: Production taxes were $4.03 per Boe in the first quarter of 2022 compared to $3.36 per Boe in the fourth quarter of 2021 and $2.59 per Boe in first quarter of 2021. Production taxes remained steady at 4.7% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $12.25 per Boe in the first quarter of 2022 versus $12.44 per Boe for the fourth quarter of 2021 and $11.32 per Boe in the first quarter of 2021. Asset retirement obligation accretion was $0.24 per Boe in the first quarter of 2022 compared to $0.22 per Boe for the fourth quarter of 2021 and $0.27 per Boe in the first quarter of 2021.

Operating Lease Expense: Operating lease expense was $83,590 for the first quarter of 2022 versus $83,591 for the fourth quarter of 2021 and $271,517 in the first quarter of 2021. Operating lease expenses are primarily associated with the Company’s office leases, which includes the termination of the Tulsa, Oklahoma lease as of March 31, 2021.

General and Administrative Expenses (“G&A”): G&A, excluding share-based compensation, was $4.0 million, or $5.01 per Boe, for the first quarter of 2022 versus $4.0 million, or $4.79 per Boe, for the fourth quarter of 2021 and $2.6 million, or $3.57 per Boe, in the first quarter of 2021.

Interest Expense: Interest expense was $3.4 million in the first quarter of 2022 versus $3.5 million for the fourth quarter of 2021 and $3.7 million for the first quarter of 2021. Interest expense decreased for both comparative periods due to a lower average daily balance of long-term debt.

Derivative (Loss) Gain: In the first quarter of 2022, Ring recorded a loss of $27.6 million on its commodity derivative contracts, including a realized $14.1 million cash commodity derivative loss and an unrealized $13.5 million non-cash commodity derivative loss. This compared to a net loss of $4.3 million in the fourth quarter of 2021, including a realized $19.5 million cash commodity derivative loss and an unrealized $15.2 million non-cash commodity derivative gain, and a net loss of $31.6 million in the first quarter of 2021, including a realized $5.9 million cash commodity derivative loss and an unrealized $25.7 million non-cash commodity derivative loss.

On January 1, 2022, nearly 60% of Ring’s legacy low-priced crude oil hedges expired allowing for substantially higher revenue and cash flow in 2022, assuming the current oil price environment continues. The Company does not have any hedges in place on its natural gas production. To date in 2022, the Company added the following crude oil derivative positions (through May 10, 2022):

			Average	Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes	Swap Price
Crude Oil - WTI			(Bbls)	(per Bbl)

02/01/2022	Balance of calendar year 2022	Swaps	1,000	$83.47	(1)

(1) As of March 31, 2022.

A full listing of the Company’s current outstanding crude oil derivative positions is included in the tables shown later in this release.

Income Tax: The Company recorded a non-cash income tax provision of $78,752 in the first quarter of 2022, compared to a benefit of $51,601 in the fourth quarter 2021 and no income tax impact for the first quarter of 2021.

Balance Sheet and Liquidity: Total liquidity at the end of the first quarter of 2022 was $71.4 million, a 16% increase from December 31, 2021 and up 57% from March 31, 2021. Liquidity at March 31, 2022 consisted of cash and cash equivalents of $2.1 million and $69.3 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On March 31, 2022, the Company had $280.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $350.0 million. Ring paid down $10.0 million of debt during the first quarter of 2022 and is targeting further debt reduction during the remainder of the year depending on market conditions, the timing of capital spending and other considerations.

In the fourth quarter of 2021, Ring successfully reaffirmed the Company’s borrowing base under its revolving credit facility at $350 million. The next regularly scheduled bank redetermination is scheduled to occur during May 2022. Ring is currently in compliance with all applicable covenants under its revolving credit facility agreement.

Capital Expenditures: During the first quarter of 2022, capital expenditures on an accrual basis were $19.7 million as the Company utilized a single rig to drill six wells (including four 1.5-mile lateral wells in the CBP and two 1.0-mile lateral wells in the NWS – with all six wells having a 100% working interest). The four CBP wells were placed on production in the latter part of the first quarter, and the two NWS wells were placed on production in the second half of April. All six wells were drilled and completed on schedule and within budget. During the first quarter of 2022, the Company also performed four CTR projects in the NWS.

2022 Capital Investment, Sales Volumes, and Operating Expense Guidance

In response to a continued strong crude oil and natural gas price environment and following the success of its 2021 drilling program, in late January Ring commenced a 2022 continuous one-rig drilling program that is focused on the Company’s highest rate-of-return inventory in its NWS and CBP acreage positions.

For full year 2022, Ring reiterates its outlook of total capital spending in the range of $120 million to $140 million, which includes the estimated cost to drill 25 to 33 horizontal wells and complete 25 to 30 horizontal wells, primarily in the Company’s NWS assets. Ring’s full year capital spending outlook includes targeted well reactivations, workovers, infrastructure upgrades, and continuing its successful CTR program in the NWS and the CBP. Also included in the full year estimate is anticipated spending for leasing, contractual drilling obligations and non-operated drilling, completion and capital workovers. Based on the $130 million mid-point of spending guidance, the Company expects the following estimated allocation of capital investment, including:

•	82% for drilling, completion, and related equipment and facilities;

•	12% for CTRs, recompletions and capital workovers; and

•	6% for land, non-operated capital and other investments.

The Company remains focused on generating free cash flow in 2022, after all expenses, costs and capital expenditures. The increased level of capital investment in 2022 is expected to generate almost 10% sales growth at the midpoint of full year 2022 guidance. All 2022 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess free cash flow is currently targeted for further debt reduction. The combination of anticipated growth in Adjusted EBITDA resulting from higher prices and growth in sales volumes, along with planned further debt reduction, is expected to significantly reduce Ring’s leverage ratio by year-end 2022.

Supported by its targeted development program and continued focus on operational excellence, the Company continues to forecast full year 2022 sales volumes of 9,000 to 9,600 Boe/d (87% oil), compared with full year 2021 average sales volumes of 8,519 Boe/d (86% oil). For the second quarter of 2022, Ring currently expects sales to be in the range of 9,000 to 9,400 Boe/d (86% oil).

The guidance in the table below represents the Company's current good faith estimate of the range of likely future results for the full year and second quarter of 2022. Guidance could be affected by the factors discussed below in the "Safe Harbor Statement" section.

	Full Year	Q2
	2022	2022
Sales Volumes:
Total (Boe/d)	9,000 - 9,600	9,000 - 9,400
Oil (Bo/d)	7,800 - 8,350	7,700 - 8,100
Capital Program:
Capital spending(1) (millions)	$120 - $140	$34 - 36

Number of new wells drilled	25 - 33	8 - 10
Number of new wells completed and online	25 - 30	7 - 9
Operating Expenses:
LOE (per Boe)	$10.90 - $12.00	$10.90 - $12.00
GTP (per Boe)	$1.60 - $2.00	$1.70 - $2.00

(1) In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its NWS and CBP areas. Also included is anticipated spending for lease costs, contractural drilling obligations and non-operated drilling, completion and capital workovers.

Conference Call Information

Ring will hold a conference call on Wednesday, May 11, 2022 at 11:00 a.m. ET to discuss its first quarter 2022 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy First Quarter 2022 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.

Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Oil and Natural Gas Revenues	$68,181,032	$59,667,156	$39,502,532

Costs and Operating Expenses
Lease operating expenses	8,953,165	7,678,140	8,226,575
Gathering, transportation and processing costs	1,296,858	1,449,884	935,019
Ad valorem taxes	951,954	131,663	737,251
Oil and natural gas production taxes	3,218,362	2,831,560	1,852,762
Depreciation, depletion and amortization	9,781,287	10,474,159	8,108,158
Asset retirement obligation accretion	188,242	183,383	193,744
Operating lease expense	83,590	83,591	271,517
General and administrative expense (including share-based compensation)	5,522,277	4,964,711	2,912,991

Total Costs and Operating Expenses	29,995,735	27,797,091	23,238,017

Income from Operations	38,185,297	31,870,065	16,264,515

Other Income (Expense)
Interest expense	(3,398,361)	(3,542,514)	(3,741,969)
Loss on derivative contracts	(27,596,141)	(4,266,942)	(31,588,639)

Net Other Expense	(30,994,502)	(7,809,456)	(35,330,608)

Income (Loss) Before Provision for Income Taxes	7,190,795	24,060,609	(19,066,093)

(Provision For) Benefit From Income Taxes	(78,752)	51,601	-

Net Income (Loss)	$7,112,043	$24,112,210	$(19,066,093)

Basic Earnings (Loss) per Share	$0.07	$0.24	$(0.19)
Diluted Earnings (Loss) per Share	$0.06	$0.20	$(0.19)

Basic Weighted-Average Shares Outstanding	100,192,562	99,789,095	99,092,715
Diluted Weighted-Average Shares Outstanding	124,004,178	123,297,240	99,092,715

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2022	2021	2021
Net sales volumes:
Oil (Bbls)		676,215	715,163	610,121
Natural gas (Mcf)		732,283	761,682	637,808
Total oil and natural gas (Boe)(1)		798,262	842,110	716,422
	% Oil	85%	85%	85%

Average daily equivalent sales (Boe/d)		8,870	9,153	7,960

Average realized sales prices:
Oil ($/Bbl)		$93.80	$76.35	$58.00
Natural gas ($/Mcf)		6.49	6.65	6.46
Barrel of oil equivalent ($/Boe)		$85.41	$70.85	$55.14

Average costs and expenses per Boe ($/Boe):
Lease operating expenses		$11.22	$9.12	$11.48
Gathering, transportation and processing costs		1.62	1.72	1.31
Ad valorem taxes		1.19	0.16	1.03
Oil and natural gas production taxes		4.03	3.36	2.59
Depreciation, depletion and amortization		12.25	12.44	11.32
Asset retirement obligation accretion		0.24	0.22	0.27
Operating lease expense		0.10	0.10	0.38
General and administrative expense (including share-based compensation)		6.92	5.90	4.07
General and administrative expense (excluding share-based compensation)		5.01	4.79	3.57

(1) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil and natural gas may differ significantly.

RING ENERGY, INC.

Balance Sheets

	(Unaudited)
	March 31,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$2,139,211	$2,408,316
Accounts receivable	35,249,566	24,026,807
Joint interest billing receivable	1,285,459	2,433,811
Prepaid expenses and other assets	735,144	938,029
Total Current Assets	39,409,380	29,806,963

Properties and Equipment
Oil and natural gas properties subject to amortization	903,632,896	883,844,745
Financing lease asset subject to depreciation	1,422,487	1,422,487
Fixed assets subject to depreciation	2,089,163	2,089,722
Total Properties and Equipment	907,144,546	887,356,954
Accumulated depreciation, depletion and amortization	(245,223,053)	(235,997,307)
Net Properties and Equipment	661,921,493	651,359,647

Operating lease asset	1,209,473	1,277,253
Deferred financing costs	1,514,192	1,713,466

TOTAL ASSETS	$704,054,538	$684,157,329

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$54,262,245	$46,233,452
Income tax liability	12,813	-
Financing lease liability	247,848	316,514
Operating lease liability	296,023	290,766
Derivative liabilities	42,722,228	29,241,588
Notes payable	219,029	586,410
Total Current Liabilities	97,760,186	76,668,730

Non-Current Liabilities
Deferred income taxes	156,231	90,292
Revolving line of credit	280,000,000	290,000,000
Financing lease liability, less current portion	293,615	343,727
Operating lease liability, less current portion	1,061,591	1,138,319
Asset retirement obligations	15,524,755	15,292,054
Total Non-Current Liabilities	297,036,192	306,864,392

Total Liabilities	394,796,378	383,533,122

Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 225,000,000 shares authorized; 100,192,562 shares and 100,192,562 shares issued and outstanding, respectively	100,193	100,193
Additional paid-in capital	554,994,202	553,472,292
Accumulated deficit	(245,836,235)	(252,948,278)
Total Stockholders' Equity	309,258,160	300,624,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$704,054,538	$684,157,329

RING ENERGY, INC.
Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Cash Flows From Operating Activities
Net income (loss)	$7,112,043	$24,112,210	$(19,066,093)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	9,781,287	10,474,159	8,108,158
Asset retirement obligation accretion	188,242	183,383	193,744
Amortization of deferred financing costs	199,274	169,349	183,027
Share-based compensation	1,521,910	933,593	355,494
Deferred income tax (benefit) expense	65,939	123,536	(1,792,142)
Excess tax (benefit) expense related to share-based compensation	-	(175,187)	1,792,142
Loss on derivative contracts	27,596,141	4,266,942	31,588,639
Cash paid for derivative settlements, net	(14,115,501)	(19,490,022)	(5,920,791)
Changes in assets and liabilities:
Accounts receivable	(10,078,098)	(4,466,561)	(5,968,739)
Prepaid expenses and retainers	202,885	360,772	165,200
Accounts payable	2,519,011	7,119,652	6,293,506
Settlement of asset retirement obligation	(553,368)	(404,053)	(244,461)
Net Cash Provided by Operating Activities	24,439,765	23,207,773	15,687,684
Cash Flows From Investing Activities
Payments to purchase oil and natural gas properties	(360,848)	(789,281)	(258,970)
Payments to develop oil and natural gas properties	(13,860,249)	(16,621,196)	(11,898,939)
Purchase of fixed assets subject to depreciation	(10,114)	40,801	(19,461)
Sale of fixed assets subject to depreciation	8,500	-	-
Proceeds from divestiture of oil and natural gas properties	-	-	2,000,000
Net Cash Used in Investing Activities	(14,222,711)	(17,369,676)	(10,177,370)
Cash Flows From Financing Activities
Proceeds from revolving line of credit	10,000,000	25,750,000	13,000,000
Payments on revolving line of credit	(20,000,000)	(30,750,000)	(20,500,000)
Proceeds form issuance of common stock and warrants	-	126,240	161,269
Proceeds from option exercise	-	200,000	-
Payments for taxes withheld on vested restricted shares	-	(385,330)	-
Proceeds from notes payable	-	64,580	-
Payments on notes payable	(367,381)	(335,321)	-
Payment of deferred financing costs	-	(27,931)	-
Reduction of financing lease liabilities	(118,778)	(118,965)	(49,707)
Net Cash Used in Investing Activities	(10,486,159)	(5,476,727)	(7,388,438)
Net (Decrease) Increase in Cash	(269,105)	361,370	(1,878,124)
Cash at Beginning of Period	2,408,316	2,046,946	3,578,634
Cash at End of Period	$2,139,211	$2,408,316	$1,700,510

RING ENERGY, INC.

Financial Commodity Derivative Positions

As of May 10, 2022

			Average		Weighted Avg.
Date Entered Into	Production Period	Instrument	Daily Volumes		Swap Price
Crude Oil - WTI			(Bbls)		(per Bbl)
12/04/2020	Calendar year 2022	Swaps	500		$44.22
12/07/2020	Calendar year 2022	Swaps	500		$44.75
12/10/2020	Calendar year 2022	Swaps	500		$44.97
12/17/2020	Calendar year 2022	Swaps	250		$45.98
01/04/2021	Calendar year 2022	Swaps	250		$47.00
02/04/2021	Calendar year 2022	Swaps	250		$50.05
05/11/2021	Calendar year 2022	Swaps	879	(1)	$49.03
02/01/2022	Balance of calendar year 2022	Swaps	1,000		$83.47	(2)

(1) The notional quantity per the swap contract entered into May 11, 2021 is for 26,750 barrels of oil per month. The 879 represents the daily amount on an annual basis.

(2) As of March 31, 2022.

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(Unaudited for All Periods)
Net Income (Loss)	$7,112,043	$24,112,210	$(19,066,093)
Share-based compensation	1,521,910	933,593	355,494
Unrealized loss (gain) on change in fair value of derivatives	13,480,640	(15,223,080)	25,667,848
Tax impact of adjusted items	164,305	30,646	-
Adjusted Net Income	$22,278,898	$9,853,369	$6,957,249
Weighted-Average Shares Outstanding	100,192,562	99,789,095	99,092,715
Adjusted Net Income per Share	$0.22	$0.10	$0.07

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of Cash Flow from Operations is presented.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(Unaudited for All Periods)
Net Income (Loss)	$7,112,043	$24,112,210	$(19,066,093)
Interest expense, net	3,398,361	3,542,514	3,741,969
Unrealized loss (gain) on change in fair value of derivatives	13,480,640	(15,223,080)	25,667,848
Income tax provision (benefit)	78,752	(51,601)	-
Depreciation, depletion and amortization	9,781,287	10,474,159	8,108,158
Asset retirement obligation accretion	188,242	183,383	193,744
Share-based compensation	1,521,910	933,593	355,494

Adjusted EBITDA	$35,561,235	$23,971,178	$19,001,120

Adjusted EBITDA Margin	52%	40%	48%

Weighted-Average Shares Outstanding	100,192,562	99,789,095	99,092,715

Adjusted EBITDA per Share	$0.35	$0.24	$0.19

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(Unaudited for All Periods)
Adjusted EBITDA	$35,561,235	$23,971,178	$19,001,120
Net interest expense (excluding amortization of deferred
financing costs)	(3,199,087)	(3,373,165)	(3,558,942)
Capital expenditures	(19,743,693)	(11,292,707)	(14,525,436)
Proceeds from divestiture of oil and natural gas properties	-	-	2,000,000
Free Cash Flow	$12,618,455	$9,305,306	$2,916,742

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021

	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$24,439,765	$23,207,773	$15,687,684
Changes in operating assets and liabilities	7,909,570	(2,609,810)	(245,506)
Cash Flow from Operations	$32,349,335	$20,597,963	$15,442,178